Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of GDC Technology Limited on Form F-1 of our report dated December 27, 2012 related to the consolidated financial statements of GDC Technology Limited as of December 31, 2010 and 2011, and for each of the two years in the period ended December 31, 2011, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu

Certified Public Accountants

Hong Kong

December 27, 2012